CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, for the Snow Capital Focused Value Fund, the Snow Capital Hedged Equity Fund, the Snow Capital Market Plus Fund, Snow Capital Inflation Advantaged Equities Fund, Snow Capital Dividend Plus Fund, Snow Capital Mid Cap Value Fund and the Stringer Growth Fund (the "Funds"), each a series of the 360 Funds, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 17 under the Securities Act of 1933 and Amendment No. 19 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-123290 and 811-21726), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania March 27, 2013